Exhibit 10.1
CREDIT AGREEMENT

CREDIT AGREEMENT
dated as of November 1, 2005
among
WINTRUST FINANCIAL CORPORATION,
as the Company
THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and
LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT dated as of November 1, 2005 (this “Agreement”) is entered into among WINTRUST FINANCIAL CORPORATION (the “Borrower”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), and as Administrative Agent for the Lenders.
     The Borrower and LaSalle Bank National Association, as lender, entered into that certain Second Amended and Restated Loan Agreement dated as of April 30, 2003, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement dated as of April 30, 2004, as amended by that certain Second Amendment to Second Amended and Restated Loan Agreement dated as of May 1, 2005, and as amended by that certain Third Amendment to Second Amended and Restated Loan Agreement dated as of May 29, 2005 (collectively, the “Prior Loan Agreement”)
     The Borrower desires to make certain modifications to the Prior Loan Agreement and believes that it is in the best interests of the Borrower and the Lenders to amend and restate the Prior Loan Agreement, into a unified document.
     The Borrower also desires to modify the structure of the present financing arrangement and engage LaSalle as Administrative Agent relating to the loans from the Lenders who are parties hereto. Certain capitalized terms not defined in the Agreement have the meanings ascribed to them in Exhibit 3 attached hereto and made a part hereof.
     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
AGREEMENT:
     1. Commitment of Lenders.
     On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself along, agrees to make loans to the Borrower, as follows:
     (a) Each Lender agrees to make a loan (each a “Term A Loan” and collectively the “Term A Loans”) to the Borrower in the principal amount of the amount set forth opposite their names on the signature page. The aggregate amounts of the Term A Loans shall not exceed FIFTY MILLION DOLLARS ($50,000,000).

     (b) Pursuant to the terms and provisions of the Third Amendment to the Second Amended and Restated Loan Agreement, LaSalle, solely for its own account, as a Lender, made a loan (“Term B Loan”) to the Borrower in the principal amount of ONE MILLION DOLLARS ($1,000,000), evidenced by that certain Amended and Restated Noted dated as of May 29, 2005. The terms and provisions of the Term B Loan and the Amended and Restated Note are hereafter governed by the terms and provisions of this Agreement.
     The Term A Notes and Term B Note are each secured by the Amended and Restated Pledge Agreement dated the date hereof (as may be hereafter amended from time to time)(the “Pledge Agreement”), in accordance with terms and subject to the conditions set forth in this Agreement, the Notes and the Pledge Agreement.
     2. Conditions of Borrowing.
     Notwithstanding any other provision of this Agreement, the Lenders shall not be required to extend the Term A Loans or the Term B Loan (the Term A Loans and the Term B Loan are sometimes hereafter collectively referred to as the “Loans”);
          (a) if, since the date of this Agreement and up to the agreed upon date of the Loans, there has occurred a material adverse change in the financial condition or affairs of the Borrower or any Subsidiary;
          (b) if any Default (as such term is defined below) has occurred or any event which, with the giving of notice or lapse of time, or both, would constitute such a Default;
          (c) if any litigation or governmental proceeding has been instituted or threatened against the Borrower, any Subsidiary or any of their respective officers or shareholders which, in the reasonable business judgment of the Lenders and Administrative Agent, could materially adversely affect the financial condition or operations of the Borrower or such Subsidiary;
          (d) if all necessary or appropriate actions and proceedings shall not have been taken in connection with, or relating to the transactions contemplated hereby and all documents incident thereto shall not have been completed and tendered for delivery, in form and substance satisfactory to Lenders and the Administrative Agent;
          (e) if the Borrower shall not have tendered for delivery the Term A Notes and Term B Note, the Pledge Agreement, together with all of the Pledged Security (as such term is defined in the Pledge Agreement) all in form and substance satisfactory to Administrative Agent;
          (f) if the Borrower shall not have tendered for delivery an Amended and Restated Collateral Safekeeping Agreement (the “Safekeeping Agreement”);
          (g) if the Borrower shall not have tendered for delivery a legal opinion, if requested, from the Borrower’s counsel in form and substance satisfactory to Administrative Agent and Administrative Agent ‘s legal counsel; or

          (h) if Administrative Agent shall not have received, in form and substance satisfactory to Administrative Agent, all certificates, affidavits, schedules, resolutions, opinions, notes and other documents which are provided for hereunder, or which it may reasonably request.
     3. Notes Evidencing Borrowing.
     The Term A Loans shall be evidenced by the form of note attached as Exhibit 1, each of which shall be executed by the Borrower in the appropriate principal amount to the applicable Lender and by the Term B Note attached hereto as Exhibit 2, executed by Borrower in the principal amount of ONE MILLION DOLLARS ($1,000,000) and made payable to LaSalle. The Term A Notes and the Term B Note are sometimes hereafter collectively referred to as the “Notes”.
          (a) Interest on amounts outstanding under the Notes shall be payable quarterly, in arrears, commencing on November 29, 2005, and continuing on each February 28, May 29, August 29 . Interest shall be also payable at maturity, and after maturity on demand.
          (b) A final payment of all outstanding amounts due under the Term A Notes, including, but not limited to principal, interest and any amounts owing under Subsection 10(m) of this Agreement, if not payable earlier, shall be due and payable on June 1, 2006.
          (c) A final payment of all outstanding amounts due under the Term B Note, including, but not limited to principal, interest and any amounts owing under Subsection 10(m) of this Agreement, if not payable earlier, shall be due and payable on June 1, 2015.
          (d) The amounts outstanding under the Term A Notes and the Term B Note from time to time shall bear interest calculated on the actual number of days elapsed on the basis of a 360 day year, at a rate equal, at the Borrower’s option, to either (i) the London Inter-Bank offered Rate (“LIBOR”) plus 140 basis points, or (ii) the greater of (a) the Prime Rate, or (b) the Federal Funds Rate plus 50 basis points. The rate so selected is hereafter referred to as the “Interest Rate”.
     For purposes of this Agreement, the term Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
     For purposes of this Agreement, the term “Prime Rate” shall mean the floating prime rate in effect from time to time as set by Administrative Agent, and referred to by Administrative Agent as its Prime Rate. The Borrower acknowledges that the Prime Rate is not necessarily

Administrative Agent’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the rate change is publicly announced by Administrative Agent.
     For purposes of this Agreement, “LIBOR” shall mean the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant “Interest Period” (hereinafter defined) are offered generally in the London Interbank Eurodollar market which are published by Bloomberg Financial Markets systems (or other comparable nominated vendor of the British Bankers Association LIBOR Rate) at approximately 11:30 a.m. (London time) one banking day prior to the commencement of each Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean (a) with respect to subsection 3(d)(i) hereof, successive one month periods as selected from time to time by the Borrower by notice given to Administrative Agent not less than one banking day prior to the first day of each respective interest Period; provided that: (x) each such one month period occurring after such initial period shall commence on the day on which the next preceding period expires; and (y) the final Interest Period shall be such that its expiration occurs on or before the stated maturity date hereof, and shall mean with respect to subsection 3(d)(ii) hereof, the rate in effect in effect from time to time, which rate shall change if and when LIBOR changes. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of interest rate. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. The Borrower hereby further promises to pay to the order of Administrative Agent, on demand, interest on the unpaid principal amount hereof after maturity (whether by acceleration or otherwise) at a rate of two per cent per annum in excess of the Prime Rate in effect at the time of maturity. In the absence of an election to the contrary, any LIBOR Loan shall be renewed at the conclusion of a given Interest Period for another Interest Period as a LIBOR Loan.
     If pursuant to notice received by the Administrative Agent pursuant to this section, the initial Interest Period of any LIBOR Loan commences on any day other than the first Business Day of any month, then the initial Interest Period of such LIBOR Loan shall end on the first Business Day of the following month, notwithstanding the Interest Period specified in such notice, and the LIBOR Rate for such LIBOR Loan shall be equal to the LIBOR Rate for an Interest Period equal to the length of such partial month.
     No more than one (1) Interest Period may be in effect with respect to outstanding LIBOR Rate Loans at any one time. In the event Borrower desires to borrow additional funds when a LIBOR Loan is outstanding, Borrower may request additional LIBOR Loans, but such additional LIBOR Loans shall be at the same LIBOR rate then in effect for the then existing LIBOR Loan and the initial Interest Period for such additional LIBOR Loans shall coincide with the Interest Period then in effect for the existing LIBOR Loan.
     The Borrower may upon irrevocable written notice to Administrative Agent not less than one (1) Business Day prior to the end of any Interest Period, elect to convert any Prime Rate Loans into LIBOR Rate Loans, or elect to convert LIBOR Rate Loans into Prime Rate Loans, or elect to continue LIBOR Rate Loans as LIBOR Rate Loans, or elect to continue Prime Rate Loans as Prime Rate Loans. IN THE ABSENCE OF AN ELECTION TO THE CONTRARY, ANY LIBOR LOAN SHALL BE RENEWED AT THE CONCLUSION OF A GIVEN INTEREST PERIOD FOR SAME INTEREST PERIOD AS A LIBOR LOAN AT THE THEN EXISTING LIBOR RATE AND ANY PRIME RATE LOAN SHALL BE RENEWED AT THE CONCLUSION OF A GIVEN INTEREST PERIOD AS A PRIME RATE LOAN. Unless Administrative Agent shall otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.
     Administrative Agent’s determination of LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if Administrative Agent determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period, that (a) U.S. dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to Administrative Agent in the London Interbank Eurodollar market in the ordinary course of business, or (b) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, Administrative Agent shall promptly notify the Borrower and such LIBOR Loan shall be immediately due and payable on the last banking day of the then existing interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Administrative Agent (a “Regulatory Change”), shall, in the opinion of counsel to Administrative Agent, makes it unlawful for Bank to make or maintain any LIBOR Loan evidenced hereby, then Administrative Agent shall promptly notify the Borrower and such LIBOR Loan shall be immediately due and payable on the last banking day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     If, for any reason, any LIBOR Loan is paid prior to the last banking day of its then-current interest Period, the Borrower agrees to indemnify Administrative Agent and the Lenders against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by Administrative Agent or the Lenders as a result of such prepayment.
     If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Administrative Agent or the Lenders; (b) subject Administrative Agent or any Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Administrative Agent or any Lender of principal or interest due from the Borrower to Administrative Agent or any Lender hereunder (other than a change in the taxation of the overall net income of Administrative Agent or any Lender); or (c) impose on

Administrative Agent or any Lender any other condition regarding such LIBOR Loan or Administrative Agent’s or any Lender’s funding thereof, and Administrative Agent or any Lender shall determine (which determination shall he conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Administrative Agent or any Lender of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Administrative Agent or any Lender hereunder, then the Borrower shall pay to Administrative Agent or the applicable Lender(s), on demand, such additional amounts as Administrative Agent shall, from time to time, determine are sufficient to compensate and indemnify Administrative Agent or the applicable Lender for such increased cost or reduced amount.
          (e) Any amount of principal or interest on the Note which is not paid when due, whether at stated maturity, by acceleration or otherwise shall bear interest payable on demand at an interest rate equal at all times to two percent (2%) above the Prime Rate.
          (f) Each Prime Rate Loan shall be made available to the Borrower upon its written or verbal request, from any person whose authority to so act has not been revoked by the Borrower in writing previously received by Administrative Agent. Such request must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. The proceeds of each Loan shall be made available at the office of Administrative Agent by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to Administrative Agent. Administrative Agent is authorized to rely on the telephonic, telecopy or telegraphic loan requests which Administrative Agent believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Not later than 1:00 p.m., Chicago time, on the date of a borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rate Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent to borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Borrower on the requested borrowing date. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by Administrative Agent and does hereby indemnify Administrative Agent against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Administrative Agent harmless with respect thereto.
          (g) If any payment to be made by the Borrower hereunder shall become due on a Saturday, Sunday or bank holiday under the laws of the State of Illinois, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing any interest in respect of such payment.
     4. Principal Payments and Prepayments.
          (a) All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrower to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative

Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.
          (b) Borrower hereby agrees that Administrative Agent shall have the exclusive right, in its sole discretion to determine the application of all payments received from the Borrower. Unless Administrative Agent elects otherwise, Administrative Agent shall apply such payments in the following order; (i) expenses under the Agreement; (ii) accrued interest under the Term A Notes; (iii) accrued interest under any subordinated notes or debentures issued by the Borrower and owned by LaSalle; (iv) accrued interest under Term B Note; (v) principal amounts outstanding under Term A Notes; (vi) principal amounts outstanding under any subordinated note or debenture issued by Borrower and owned by LaSalle; (vii) principal amounts outstanding under Term B Note; provided, however, subject to certain applicable rules, regulations or limitations which govern the repayment of subordinated indebtedness by a bank holding company subsequent to an event of default, Administrative Agent shall apply any payments it receives in the following order; (i) expenses under the Agreement; (ii) accrued interest under the Term A Notes; (iii) principal amounts outstanding under Term A Notes; (iv) accrued interest under the Term B Note; (v) principal amounts outstanding under the Term B Note; (vi) accrued interest under any subordinated notes or debentures issued by the Borrower and owned by LaSalle; and (vii) principal amounts outstanding under any subordinated note or debenture issued by Borrower and owned by LaSalle. All payments made under the Term A Notes, whether interest or principal, shall be paid ratably according to the Lender’s Pro Rata Share.
          (c) Prepayments of Prime Rate Loans are permitted at any time, and shall be applied to the next succeeding principal payment due. Any prepayments of LIBOR Loans shall be subject to the terms of Section 3(d), above.
     5. Representations and Warranties.
     To induce Lenders and Administrative Agent to make the Loans provided for herein, the Borrower represents and warrants as follows:
          (a) The Borrower: (i) is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois; (ii) is duly qualified as a foreign corporation and is in good standing in all states in which it is doing business except where the failure to so qualify would not have a material adverse effect on the Borrower or its business, and (iii) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary is an Illinois banking corporation or a national banking association, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its property and to carry on its business as now being conducted. The Borrower and the Subsidiaries have made payment of all franchise and similar taxes in the State of Illinois and in all of the respective jurisdictions in which they are incorporated or qualified, insofar as such taxes are due and payable at the date of this Agreement, except for any such taxes the validity of which is being contested in good faith and for which proper reserves have been set aside on the books of the Borrower or such Subsidiary, as the case may be.
          (b) The Borrower is the owner of 100% of the issued and outstanding capital stock of each of the Subsidiaries.
          (c) The Subsidiary stock has been duly authorized, legally and validly issued, fully paid and nonassessable, and is owned by the Borrower free and clear of all pledges liens, security interests, charges or encumbrances, except, upon consummation of the transactions contemplated herein, for the security interest granted by the Borrower to Administrative Agent. There are, as of the date hereof, no outstanding options, rights or warrants obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of any Subsidiary or obligating Borrower to grant, extend or enter into any such agreement or commitment, except for such agreements or commitments existing as of the date of this Agreement and disclosed to Administrative Agent and Lenders.
          (d) The financial statements of:
          (i) the Borrower, all of which have heretofore been furnished to Lenders and Administrative Agent, have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) and maintained by the Borrower throughout the periods involved, and fairly present the financial condition of the Borrower individually and on a consolidated basis at such dates specified therein and the results of its operations for the periods then ended; and
          (ii) each Subsidiary, all of which have heretofore been furnished to Lenders and Administrative Agent, to the best knowledge of the Borrower have been prepared in accordance with GAAP and maintained by such Subsidiary throughout the periods involved, and fairly present the financial condition of such Subsidiary at such dates specified therein and the results of its operations for the periods then entered.
          (e) To the best knowledge of the Borrower, since the latest date of the financial statements referred to in Section 5(d) above, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of the Borrower or any Subsidiary other than changes arising from transactions in the ordinary course of business, and no such changes have been materially adverse, whether in the ordinary course of business or otherwise. To the best knowledge of the Borrower, neither the business nor the properties of the Borrower or any Subsidiary have been materially and adversely affected in any way, including, without limitation, as a result of any fire, explosion, accident, strike, lockout, labor dispute, flood, drought, embargo, imposition of governmental restrictions, confiscation by a governmental agency or acts of God.
          (f) There are no actions, suits, proceedings or written agreements pending, nor to the best of the knowledge of the Borrower threatened or proposed, against the Borrower or, to the best knowledge of the Borrower, any Subsidiary, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board or other administrative agency, domestic or foreign, which are of a material nature. Neither of the Borrower nor, to the best knowledge of the Borrower, any Subsidiary is in default with respect to any order, writ, injunction or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.
          (g) all tax returns and reports of the Borrower and, to the best knowledge of the Borrower, each Subsidiary, required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon the Borrower and the Subsidiaries or upon any of their properties or assets which are due and payable have been paid, and the Borrower knows of no additional assessment of a material nature against the Borrower or the Subsidiaries for taxes, or, except as disclosed on the financial statements referred to in Section 5(d) above, of any basis for any such additional assessment.
          (h) The Borrower’s primary business is that of a financial holding company. All necessary regulatory approvals have been obtained for the Borrower to conduct its business.
          (i) The deposit accounts of the Subsidiaries are insured by the Federal Deposit Insurance Corporation (“FDIC”).
          (j) None of the Pledged Security (as defined in the Pledge Agreement) constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve system (“FRS”).
     The foregoing representations and warranties shall survive the making of this Agreement, and execution and delivery of the Notes and the Pledge Agreement, and shall be deemed to be continuing representations and warranties until such time as the Borrower has satisfied all of its obligations to Administrative Agent and the Lenders; including, but not limited to the obligation to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement, the Notes and the Pledge Agreement.
     6. Negative Covenants
     Until the Borrower satisfies all of its obligations hereunder, including, but not limited to its obligations to pay in full all principal, interest and other amounts owing in accordance with the terms of this Agreement, the Notes and the Pledge Agreement, the Borrower, unless at any time the Required Lenders shall otherwise expressly consent in writing, shall not, nor shall the Borrower cause, permit or allow any Subsidiary to:
          (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness for borrowed money, except in the case of Borrower, subordinated indebtedness in an amount not to exceed $25,000,000 (issued in compliance with 12 CFR 3), secured indebtedness under Section 6(b)(vi), and except as permitted with the express prior written consent of Administrative Agent and, in the case of the Subsidiaries, indebtedness incurred in the ordinary course of the business of banking and in accordance with applicable laws and regulations and safe and sound banking practices. For purposes of this Agreement, the phrase “indebtedness” shall mean and include:
          (i) all items arising from the borrowing of money, which according to generally accepted accounting principles now in effect, would be included in determining total liabilities as shown on the balance sheet;
          (ii) all indebtedness secured by any lien in property owned by the Borrower whether or not such indebtedness shall have been assumed;
          (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and
          (iv) all other interest-bearing obligations evidencing indebtedness in others;
          (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to property whether owned at the date hereof or hereafter acquired by the Borrower or a Subsidiary, or assign or otherwise convey any right to receive income, except:
          (i) liens for taxes, assessments or other governmental charges for the then current year or which are not yet due or delinquent;
          (ii) liens for taxes, assessments or other governmental charges already due, but the validity of which is being contested in good faith in such a manner as not to make the property forfeitable;
          (iii) liens and charges incidental to current operations which are not due or delinquent;
          (iv) liens for workmen’s compensation awards not due or delinquent;
          (v) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation;
          (vi) purchase money mortgages or other liens on real property including those incurred for the construction of a banking facility, and bank furniture and fixtures acquired or held in the ordinary course of business to secure the purchase price of such property or to secure the indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such mortgages or other liens, or mortgages or other liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided that no such mortgage or other liens shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or lien being extended, renewed or replaced, and provided further that no such mortgage or lien shall exceed 75% of the price of acquisition, construction or improvement at the time of acquisition, construction or improvement; and provided further that the aggregate principal amount of consolidated indebtedness at any one time outstanding and secured by mortgages, liens, conditional sale agreements and other security interests permitted by this clause (vi) shall not exceed 10% of the consolidated capital of the Borrower or a Subsidiary in any given calendar year, as the case may be;
          (vii) liens existing on the date hereof as shown on the financial statements; and
          (viii) in the case of a Subsidiary, liens incurred in the ordinary course of the business of banking and in accordance with applicable laws and regulations and safe and sound banking practices;
          (c) dispose by sale, assignment, lease or otherwise property or assets now owned or hereafter acquired, outside the ordinary course of business in excess of 10% of its consolidated assets in any fiscal year;
          (d) merge into or consolidate with or into any other person, firm or corporation;
          (e) make any loans or advances whether secured or unsecured to any person, firm or corporation, other than loans or advances made by a Subsidiary in the ordinary course of its banking business and in accordance with applicable laws and regulations and safe and sound banking practices;
          (f) engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the Bank Holding Company Act of 1954, the Illinois Banking Act, the Federal Deposit Insurance Act and any regulations promulgated thereunder;
          (g) make any loan or advance secured by the capital stock of another bank or depository institution (except for loans made in the ordinary course of business), or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, without prior written approval of Required Lenders;
          (h) directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on any capital stock owned by the Borrower, except pursuant to the Pledge Agreement;
          (i) cause or allow the percent of any Subsidiary Stock to diminish as a percentage of the outstanding capital stock of any such Subsidiary;

          (j) sell, transfer, issue, reissue, exchange or grant any option with respect to the Subsidiary Stock, except pursuant to such agreements or commitments therefor existing as of the date of this Agreement and disclosed to the Administrative Agent and the Lenders;
          (k) redeem any of its capital stock, declare a stock dividend or split or otherwise change the capital structure of Borrower or any Subsidiary without prior written approval of the Required Lenders, if such redemption, dividend, split or other action would result in any change in the identity of the individuals or entities previously in control of the Borrower or any Subsidiary or grant a security interest in any ownership interest of any individual or entity, directly or indirectly controlling the Borrower or any Subsidiary, which could result in a change in the identity of the individuals or entities previously in control of the Borrower or any Subsidiary. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower or a Subsidiary, as applicable, by contract or voting of securities;
          (l) breach or fail to perform or observe any of the terms and conditions of the Notes, the Pledge Agreement or any other document or agreement entered into or delivered in connection with, or relating to, the Loan,
          (m) engage in any unsafe or unsound banking practices; or
          (n) violate any law or regulation, or any condition imposed by of undertaking provided to the FRS, the FDIC or the Illinois Commissioner of Banks and Real Estate in connection with the Borrower’s ownership of the Subsidiary Stock.
     7. Affirmative Covenants.
     Until the Borrower satisfies all of its obligations hereunder, including, but not limited to its obligations to pay in full all principal, interest and other amounts in accordance with the terms of the Agreement, the Notes and the Pledge Agreement, the Borrower, unless at any time the Required Lenders shall otherwise expressly consent in writing, shall:
          (a) furnish and deliver to the Administrative Agent and each Lender:
          (i) as soon as practicable, and in no event later than forty-five (45) days after the end of each of the first three calendar quarters of the Borrower and each Subsidiary, a copy of: (1) the balance sheet, profit and loss statement, surplus statement and any supporting schedules prepared in accordance with GAAP and signed by the presidents and chief financial officers of the Borrower and each of the Subsidiaries; and (2) all financial statements, including, but not limited to, all call reports, filed with any state or federal bank regulatory authority;
          (ii) as soon as practicable, and in no event later than one hundred twenty (120) days after the end of each calendar year, a copy of: (1) the consolidated balance sheets as of the end of such year and the consolidated profit and loss and surplus statements for the Borrower and its Subsidiaries for such year, audited by independent certified public accountants satisfactory to Administrative Agent and accompanied by an unqualified opinion; and (2) all financial statements and reports, including, but not limited to call reports and annual reports, filed annually with any state or federal regulatory authority;
          (iii) immediately upon request by the Administrative Agent, copies of the then current loan/asset watch list, the substandard loan/asset list, the nonperforming loan/asset list and other real estate owned list of the Subsidiaries;
          (iv) immediately after receiving knowledge thereof, notice in writing of all charges, assessment, actions, suits and proceedings that are proposed or initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with the Borrower or any Subsidiary (other than litigation in the ordinary course of business not involving the FRS, the FDIC or the Illinois Commissioner of Banks and Real Estate, which, if adversely decided, would not have a material effect on the financial condition or operations of the Borrower or such Subsidiary); and
          (v) promptly after the occurrence thereof, notice of any other matter which has resulted in a materially adverse change in the financial condition or operations of the Borrower or any Subsidiary;
          (b) contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided pursuant to Section 7(a)(i) and (ii) above, deliver to Administrative Agent, a certificate signed by the President and the Treasurer of the Borrower, containing a computation of the then current financial ratios specified in Subsections 7(d) through (h) of this Agreement, and stating that no Default or unmatured Default has occurred or is continuing, or, if such event exists, describing such event and the steps, if any, that are being taken to cure it, and the time within which such cure will occur;
          (c) maintain such capital as is necessary to cause the Borrower to have adequate capital in accordance with the regulations of the FRS and any requirements or conditions that the FRS has or may impose on the Borrower;
          (d) maintain such capital as is necessary to cause each Subsidiary to be classified as a “adequately capitalized” institution in accordance with the regulations of the FDIC, currently measured on the basis of information filed by Borrower in its quarterly Consolidated Report of Income and Condition (the “Call Report”) as follows:
          (i) Total Capital to Risk-Weighted Assets of not less than 8%;
          (ii) Tier 1 Capital to Risk-Weighted Assets Of not less than 4%; and
          (iii) Tier 1 Capital to average Total Assets of not less than 4% (For the purposes of this subsection (d)(iii), the average Total Assets shall be determined on the basis of information contained in the preceding four (4) Call Reports);

          (e) cause the Borrower, on a consolidated basis, to maintain tangible equity capital of no less than $150,000,000. For the purposes of this Section 7(e), “tangible equity capital” shall mean the sum of the common stock, surplus and retained earning accounts of the Borrower, reduced by the amount of any goodwill;
          (f) cause the ratio of nonperforming loans to the primary capital of the Subsidiaries, on a consolidated basis, to be not more than twenty percent (20%) at all times. For purposes of this Section 7(f), “primary capital” shall mean the sum of the common stock, surplus and retained earning accounts plus the reserve for loan and lease losses, and “nonperforming loans” shall mean the sum of all non-accrual loans and loans on which any payment is ninety (90) or more days past due;
          (g) cause the ratios of the loan and lease loss reserve to the total loans of the Subsidiaries, on a consolidated basis, to be not less than one half of one percent (.50%) at all times;
          (h) cause the Borrower’s return on assets, determined on the basis of information filed in the Borrower’s Call Report, to be at least thirty five hundredths of one percent (.35%) at all times;
          (i) promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Borrower or the Subsidiaries or upon the income, profits or property of the Borrower or the Subsidiaries and all claims for labor, material or supplies which, if unpaid, may by law become a lien or charge upon the property of the Borrower or the Subsidiaries. Neither the Borrower nor the Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of the Borrower or any such Subsidiary as are deemed reasonably adequate by Administrative Agent;
          (j) maintain bonds and insurance and cause each Subsidiary to maintain bonds and insurance with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same general area in which the Borrower or such Subsidiary respectively operate, and such additional bonds and insurance as may be reasonably required by Administrative Agent;
          (k) permit and cause the Subsidiaries to permit Administrative Agent or any Lender, through its employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of the Borrower and the Subsidiaries at such times and as often as Administrative Agent or any such Lender reasonably may request; and
          (l) promptly provide and cause the Subsidiaries promptly to provide Administrative Agent with such other information concerning the business, operations, financial condition and regulatory status of the Borrower and the Subsidiaries as Administrative Agent may from time to time reasonably request.
     8. Collateral.
     Pursuant to the Pledge Agreement, the Borrower has herewith assigned, transferred, pledged and delivered to Administrative Agent, for the benefit of the Lenders, as collateral for all of the Borrower’s obligations from time to time to Lenders under this Credit Agreement, the Subsidiary Stock and any other Pledged Security (as defined in the Pledge Agreement) whether now or hereafter pledged.
     9. Events of Default; Default; Rights Upon Default.
     The happening or occurrence of any of the following events or acts shall each constitute a default hereunder (each, a “Default”), and any such default shall also constitute a Default under the Notes, the Pledge Agreement and any other loan document, without right to notice or time to cure in favor of the Borrower except as indicated below:
          (a) if the Borrower fails to make any payment, as provided for herein;
          (b) if there continues to exist any breach under any obligation of any other documents executed pursuant to this Agreement including, without limitation, the Notes and the Pledge Agreement and such breach remains uncured beyond the applicable time period, if any, specifically provided therefor;
          (c) if any representation or warranty made in this Agreement shall be false when made or be false at any time during the term of this Agreement or any extension hereof, or if the Borrower fails to perform or observe any covenant or agreement contained in this Agreement within thirty (30) days after notice thereof by Administrative Agent;
          (d) if the Borrower fails to perform or observe any covenant or agreement contained in any other agreement between the Borrower or any Subsidiary and Administrative Agent, or if any condition contained in any agreement between the Borrower or any Subsidiary and Administrative Agent is not fulfilled and such failure remains uncured beyond the cure period, if any, specifically provided therefor;
          (e) if the Borrower shall continue to fail to perform and observe, or cause at permit any Subsidiary to fail to perform and observe any covenants under this Agreement, including, without limitation, all affirmative and negative covenants set forth in Sections 6 and 7 of this Agreement for fifteen (15) days after notice thereof by Administrative Agent;
          (f) if the FRS, the FDIC, the Illinois Commissioner of Banks and Real Estate or other governmental agency charged with the regulation of bank holding companies or depository institutions: (i) issues to the Borrower or any Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from the Borrower, or any Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Subsidiary (except those de novo Subsidiaries in their first three years of existence) or the payments of any debt by the Borrower, restrictions that make the payment of dividends by any Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under section 51 or section 52 of the Illinois Banking Act or section 8(a) of the Federal Deposit Insurance Act, or any similar enforcement action, measure or proceeding; or (ii) issues to any officer or director of the Borrower, or any Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order, a suspension order, or the assessment of civil monetary penalties;
          (g) if any Subsidiary is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for any Subsidiary;
          (h) if the Borrower or any Subsidiary (i) becomes insolvent or is unable to pay its debts as they mature; (ii) makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; (iii) suspends transaction of its usual business; or (iv) if a trustee of any substantial part of the assets of the Borrower or any Subsidiary is applied for or appointed, and if appointed in a proceeding brought against the Borrower, the Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within thirty (30) days such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;
          (i) if any proceedings involving the Borrower or any Subsidiary are commenced by or against the Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and if such proceedings are instituted against the Borrower, the Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within thirty (30) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect, or
          (j) if the Borrower or any Subsidiary continues to be in default in any payment of principal or interest for any other obligation or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity.
     Upon the occurrence of a Default, Administrative Agent shall have all rights and remedies provided by applicable law and, without limiting the generality of the foregoing, may (and, upon the written request of the Required Lenders shall), at its option, declare its commitments to be terminated and the Notes shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein, in the Notes or the Pledge Agreement to the contrary notwithstanding, and may, also without limitation, appropriate and apply toward the payment of the Notes any indebtedness of the Lenders to the Borrower however created or arising, and may, also without limitation exercise any and all rights in and to the Pledged Security referred to in Section 6 above and in the Pledge Agreement. There shall be no obligation to liquidate the Pledged Security nor any other collateral pledged hereunder in any order or with any priority or to exercise any remedy available to Administrative Agent in any order.
     10. The Agent.
               (a) Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 10(j) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
               (b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
               (c) Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries.
     (d) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     (e) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

     (f) Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent.
     (g) Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees, costs and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Pledge Agreement, termination of this Agreement and the resignation or replacement of the Administrative Agent.

     (h) Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Borrower or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.
     (i) Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11(e) and 11(f) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     (j) Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any lien granted to or held by the Administrative Agent under any Pledge Agreement (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 11(a), if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 10(j).

          (k) Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceedings; and
          (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     11. General
          (a) Waiver; Amendments. No delay on the part the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate of as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend the Maturity Date or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Guaranty or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 11(a) or reduce the aggregate percentage required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 10 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.
          (b) Confirmations. The Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
          (c) Notices. Except as otherwise provided in Section 3(f), all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown below its signature or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 3(f), the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
          (d) Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.
          (e) Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including attorney fees) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including attorney fees)

incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Borrower agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Borrower’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 7(k) and Section 9(b). All Obligations provided for in this Section 10(e) shall survive repayment of the Loans, cancellation of the Notes, and termination of this Agreement.
          (f) Assignments; Participations.
          (i) Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, and, so long as no Event of Default exists, the Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit 4 hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Borrower would be obligated to pay any greater amount to the Assignee than the Borrower is then obligated to pay to the assigning Lender. Any attempted assignment not made in accordance with this Section 11(f)(i) shall be treated as the sale of a participation under Section 11(f)(ii). The Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Borrower has expressly objected to such assignment within three Business Days after notice thereof.
     (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment plus the principal amount of the Assignee’s Term Loan[s] (and, as applicable, a Note in the principal amount of the Pro Rata Share of the

Revolving Commitment retained by the assigning Lender plus the principal amount of the Term Loan[s] retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.
     (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (ii) Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders.
          (g) Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.
          (h) GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND

TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
          (i) Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15(i) (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
          (j) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
          (k) Nature of Remedies. All Obligations of the Borrower and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
          (l) Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to any Administrative Agent’s fees contained in any side letter) and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.
          (m) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
          (n) Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
          (o) Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
          (p) Customer Identification — USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender or LaSalle, as applicable, to identify the Borrower in accordance with the Act.
          (q) Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders
          (r) FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.
          (s) WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(remainder of page left intentionally blank; signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra

Its:	Senior Executive Vice President and Chief Operating Officer

727 North Bank Lane
Lake Forest, Illinois 60645
Attention: Edward J. Wehmer
Facsimile:

LASALLE BANK NATIONAL ASSOCIATION, as Lender and Administrative
Agent
TERM LOAN A: $30,000,000.00
PRO RATA SHARE: 60%

	By:	/s/ Jeffery J. Bowden

Its: Senior Vice President
TERM LOAN B: $1,000,000.00	135 South LaSalle Street
PRO RATA SHARE: 100%	Chicago, Illinois 60674
Attention: Jeffery J. Bowden
Facsimile:

BANK OF SCOTLAND, as Lender

TERM LOAN A: $20,000,000	By:	/s/ Karen Weich

PRO RATA SHARE: 40%	Its:

Address:

Facsimile:

EXHIBIT 1
Form of Term A Note
REVOLVING NOTE

$ _______,000,000	Dated as of November _____, 2005
     FOR VALUE RECEIVED, WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Maker”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) the lesser of the principal sum of _______ MILLION DOLLARS ($_______,000,000), or the aggregate unpaid principal amount outstanding under the Credit Agreement dated even date herewith (as amended from time to time, the “Credit Agreement”) between the Bank and the Maker at the maturity or maturities and in the amount or amounts as stated on the records of the Bank together with interest (computed on actual days elapsed on the basis of a 360 day year) on any and all principal amounts outstanding hereunder from time to time from the date hereof until maturity. Interest shall be payable at the rates of interest and the times set forth in the Credit Agreement. All unpaid principal, and accrued interest, if not paid sooner, shall be due and payable in full on June 1, 2006.
     This Note shall be available for direct advances.
     Principal and interest shall be paid to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to the Maker. This Note may be prepaid in whole or in part as provided for in the Credit Agreement.
     This Note evidences indebtedness incurred under the Credit dated as of November 1, 2005, as amended from time to time, between the Maker and the Bank, to which reference is hereby made for a statement of the terms and conditions under which the due date of the Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits provided for in the Credit Agreement.
     The Maker agrees that in action or proceeding instituted to collect or enforce collection of this Note, the amount on the Bank’s records shall be conclusive and binding evidence, absent demonstrable error, of the unpaid principal balance of this Note.

WINTRUST FINANCIAL CORPORATION

By:

Its:

EXHIBT 2
Form of Term B Note
AMENDED AND RESTATED NOTE

$1,000,000	Dated as of May 29, 2005
     FOR VALUE RECEIVED. WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Maker”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) the principal sum of ONE MILLION DOLLARS ($1,000,000). This Note is issued pursuant to the terms of that certain Loan Agreement dated even date herewith (as amended from time to time, the “Loan Agreement”) between the Bank and the Maker at the maturity or maturities and in the amount or amounts as stated on the records of the Bank together with interest (computed on actual days elapsed on the basis of a 360 day year) on any and all principal amounts outstanding hereunder from time to time from the date hereof until maturity. Interest shall be payable at the rates of interest and the times set forth in the Loan Agreement. The principal balance, and all accrued interest thereon, shall be due and payable on June 1, 2015.
     This Note shall be available for direct advances.
     Principal and interest shall be paid to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to the Maker. Until all outstanding subordinated indebtedness is paid in full to Bank, this Note may not be prepaid in whole or in part.
     This Note evidences indebtedness incurred under the Credit Agreement dated November 1, 2005 between the Maker and the Bank, to which reference is hereby made for a statement of the terms and conditions under which the due date of the Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits provided for in the Credit Agreement.
     The Maker agrees that in action or proceeding instituted to collect or enforce collection of this Note, the amount on the Bank’s records shall be conclusive and binding evidence, absent demonstrable error, of the unpaid principal balance of this Note.

WINTRUST FINANCIAL CORPORATION

By:

Its:

EXHIBIT 3
DEFINITIONS
          When used herein the following terms shall have the following meanings:
     Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
     Business Day means any day on which Administrative Agent is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
     Collateral as defined in Amended and Restated Pledge Agreement of even date herewith executed by the Loan Parties.
     Collateral Documents means, collectively, Pledge Agreement, each control agreement and any other agreement or instrument pursuant to which the Borrower, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.
     Commitment means, as to any Lender, such Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on opposite such Lender’s name on the signature page.
     Loan Documents means this Agreement, the Notes, the Collateral Documents, the Safekeeping Agreement and all documents, instruments and agreements delivered in connection with the foregoing.
     Pro Rata Share means:
(a)	with respect to a Lender’s obligation to make a Term A Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) the principal amount of such Lender’s Term A Loan by (ii) the principal amount of all Term A Loans of all Lenders; and
(b)	with respect to a Lender’s obligation to make a Term B Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) the principal amount of such Lender’s Term B Loan by (ii) the principal amount of all Term B Loans of all Lenders.
     Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 50.1% of the Term A Loans and Lenders whose Pro Rate Shares exceed 50.1% of the Term B Loans as determined pursuant to clauses (a) and (b) of the definition of “Pro Rata Share”.
     Subsidiary means Lake Forest Bank & Trust Company, Libertyville Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company, Barrington Bank and Trust Company, Crystal Lake Bank and Trust Company, Northbrook Bank and Trust Company, Wheaton Bank and Trust, Village Bank and Trust Arlington Heights, Advantage National Bank, Town Bank, State Bank of the Lakes, and such other of Borrower’s subsidiaries as Administrative Agent may include from time to time.
     Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (a) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (b) The term “including” is not limiting and means “including without limitation.”
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
     (e) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

EXHIBIT 4
FORM OF
ASSIGNMENT AGREEMENT
Date:

To:	Wintrust Financial Corporation
and
LaSalle Bank National Association, as Administrative Agent

Re:	Assignment under the Credit Agreement referred to below
Gentlemen and Ladies:
     Please refer to Section 11(f) of the Credit Agreement dated as of [Date of Agreement] (as amended or otherwise modified from time to time, the “Credit Agreement”) among Wintrust Financial Corporation (the “Borrower”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
                          (the “Assignor”) hereby sells and assigns, without recourse, to (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to ___ % of all of the Term A Loans, and of the Commitments, such sale, purchase, assignment and assumption to be effective as of ______, ___, or such later date on which the Borrower and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective percentages for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.
     The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.
     The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

     The Assignee represents and warrants to the Borrower and the Administrative Agent that, as of the date hereof, the Borrower will not be obligated to pay any greater LIBOR Rate to the Assignee than the Borrower is obligated to pay to the Assignor. If the Assignee is organized under the laws of a jurisdiction other than the United States of America or a State thereof, the Assignee agrees to execute such documents as the Administrative Agent may require, in its sole discretion. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 11(f) hereof.
     The Assignee hereby confirms that it has received a copy of the Credit Agreement. Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:
(a)	the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

(b)	the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.
     The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:
(A)	Institution Name:
Address:
Attention:
Telephone:
Facsimile:
(B)	Payment Instructions:
     This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois
     Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = %	[ASSIGNEE]

By:

Title:

Adjusted Percentage = %	[ASSIGNOR]

By:

Title:

ACKNOWLEDGED AND CONSENTED TO
this ___ day of ______, ___
LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Title:

ACKNOWLEDGED AND CONSENTED TO
this ___ day of ______,
[BORROWER- ALL CAPS]

By:

Title: